CONSULTING AGREEMENT

This Agreement is between Larry Pendell (“Consultant”) and Mcgregor Power Systems (“Client”).

Consulting and is willing to provide services to Client based on this background. Client remains responsible for all of their decisions.  Client desires to have services provided by Consultant. Therefore, the parties agree as follows:

1.       DESCRIPTION OF SERVICES  Consultant will provide the following services (collectively, the "Services") on an ongoing basis:

•         Advise on design, blueprinting, CAD design, and production, for commercial and prototype production of the thermal watt furnace.   This includes creating several complete models & product lines for the Thermal Watt Furnace (“TWF”), for residential, commercial, industrial, and stand-alone use.

•         Assist with drafting a patent application to be submitted with the USPTO for modified version of the thermal watt furnace.  Said patent will be assigned to McGregor Power Systems, Inc.

•         Creating additional product-lines related to co-generation energy production.  Consultant will also assist with drafting a patent application for each new invention, and will assign each new patent to McGregor Power Systems, Inc.

2.  PERFORMANCE OF SERVICES. The work-hours will be determined by the consultant, Client will rely on Consultant to work as many hours as necessary to fulfill Consultant's obligations under this Agreement.

3.  RETAINER/PAYMENT.  Consultant is not receiving compensation.  Consultant will receive 1,000,000 class B shares for every patent applied by Pendell on behalf of McGregor that is approved by the USPTO.  The parties may agree at a later date to a salary.

4.  EXPENSE REIMBURSEMENT.  Consultant shall be entitled to reimbursement from Client for the following "out-of-pocket" expenses: travel expenses and travel related meals.

5.  TERM/TERMINATION.  This Agreement shall be effective for 5 years, and this may be amended to any time with written consent of both parties.

6.  RELATIONSHIP OF PARTIES.  Both parties agree that consultant is an independent contractor, and not an employee of Client.  Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant.

7.  DISCLOSURE.  Consultant is required to disclose any outside activities or interests that conflict or may conflict with the best interests of Client.  Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to other consulting relationships that may conflict with this Agreement.

Consultant is not an Attorney, nor licensed to practice law. Discussions can skirt legal issues and should be interpreted as opinions, or things to consider. If legal advice is desired, consult an Attorney.

Consultant is not a CPA, nor a Tax Professional. Discussions can and do involve accounting and presentation of financial results and projections. When Tax advice is requested, contact a CPA or Tax professional.

Consultant is not an employee of any banking institution. Therefore consultant cannot speak for any particular institution. Financial institutions regularly change their policies and procedures. Therefore advice should be considered as a general methodology.

Client maintains control of all decisions and should reject advice that they do not agree with. Client may find that things have changed after they enter a relationship with a bank, or other business concern.

Consultant cannot control future events, therefore cannot be responsible for long term outcomes of business or financing strategies.

8.  EMPLOYEES.  Consultant's employees, if any, who perform services for Client under this Agreement shall also be bound by the provisions of this Agreement.

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9.  CONFIDENTIALITY.  Client recognizes that Consultant has and will have the following information:  business affairs; financial information; personal information; future plans; and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Client and need to be protected from improper disclosure.  In consideration for the disclosure of the Information, Consultant agrees that Consultant will not at any time or in any manner, either directly or indirectly, use any Information for Consultant's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior consent of Client.  Consultant will protect the Information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement.

10.  CONFIDENTIALITY AFTER TERMINATION.  The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11.  RETURN OF RECORDS.  If this agreement terminates, the consultant shall deliver all records, notes, and data of any nature that are in Consultant's possession or under Consultant's control and that are Client's property or relate to Client's business.

12.  NOTICES.  All notices required or permitted under this Agreement shall be in writing, either by email, fax, or mail.  Such addresses may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13.  ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

14.  AMENDMENT.  This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15.  SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable  for  any  reason,  the  remaining  provisions  shall  continue  to  be  valid  and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16.  WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.   APPLICABLE LAW.   This Agreement shall be governed by the laws of the State of Delaware.

Date: 11/1/14.

Party receiving services:

Signature:   /s/ Michael M. Brown

For :        Mcgregor Power Systems, Michael M. Brown, President

Party providing services:

Signature:       /s/ Larry Pendell

                            Larry Pendell

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